
                                                          Exhibit 99(a)

                           Entergy Arkansas, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                          March 31,
                                                                1998    1999      2000    2001      2002     2003
Fixed charges, as defined:
  Total Interest Charges                                      $96,685   $97,023 $101,600  $109,523 $103,210 $100,054
  Interest applicable to rentals                               15,511    17,289   16,449    14,563   12,762   12,650
                                                             -------------------------------------------------------
Total fixed charges, as defined                               112,196   114,312  118,049   124,086  115,972  112,704

Preferred dividends, as defined (a)                            16,763    17,836   13,479    12,348   11,869   12,506
                                                             -------------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $128,959  $132,148 $131,528  $136,434 $127,841 $125,210
                                                             =======================================================
Earnings as defined:

  Net Income                                                  $110,951   $69,313 $137,047 $178,185 $135,643 $139,949
  Add:
    Provision for income taxes:
       Total                                                    71,374    54,012  100,512  105,933   71,404   81,896
    Fixed charges as above                                     112,196   114,312  118,049  124,086  115,972  112,704
                                                             -------------------------------------------------------

Total earnings, as defined                                    $294,521  $237,637 $355,608 $408,204 $323,019 $334,549
                                                             =======================================================

Ratio of earnings to fixed charges, as defined                    2.63      2.08     3.01     3.29     2.79     2.97
                                                             =======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  2.28      1.80     2.70     2.99     2.53     2.67
                                                             =======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent
    (100%) minus the income tax rate.

